PAUL, HASTINGS, JANOFSKY & WALKER, LLP
                              345 CALIFORNIA STREET
                         SAN FRANCISCO, CALIFORNIA 94104

                            Telephone (415) 835-1600
                            Facsimile (415) 217-5333





                                February 27, 1998



Fremont Mutual Funds, Inc.
333 Market Street, Suite 2600
San Francisco, California 94105

         Re:      Fremont Institutional U.S. Micro-Cap Fund
                  Fremont U.S. Small Cap Fund
                  Fremont Real Estate Securities Fund
                  Fremont Select Fund

Ladies and Gentlemen:

                  We have acted as counsel to Fremont Mutual Funds, Inc., a Maryland corporation (the "Corporation"), in connection with Post-Effective Amendments to the Corporation's Registration Statement on Form N-1A filed with the Securities and Exchange Commission (the "Post-Effective Amendments") and relating to the issuance by the Corporation of up to a maximum of 100,000,000 of $.0001 par value shares of beneficial interest (the "Shares") for each of four series of the Corporation: the Fremont Institutional U.S. Micro-Cap Fund, the Fremont U.S. Small Cap Fund, the Fremont Real Estate Securities Fund, and the Fremont Select Fund (the "Funds").

                  In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity to the originals of all records, documents, and instruments submitted to us as copies. We have based our opinion on the following:

                  (a) the Corporation's Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland on July 13, 1988, as amended on October 5, 1988 and November 1, 1988, as supplemented twice on November 14, 1988, as corrected twice on December 8, 1988, as supplemented on June 27, 1990, as corrected on July 17, 1990, as supplemented on May 8, 1992, February 25, 1993, and July 1, 1993, as amended on July 26,
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Fremont Mutual Funds, Inc.
February 27, 1998
Page 2



1993 and three times on July 30, 1993, as supplemented on December 27, 1993 and twice on January 3, 1994, as amended on March 2, 1994, as supplemented on July 2, 1996, August 7, 1997, October 16, 1997, and three times on December 30, 1997 (as so amended, supplemented and corrected, the "Articles of Incorporation"), as certified to us by an officer of the Corporation as being true and complete and in effect on the date hereof;

                  (b) the By-laws of the Corporation certified to us by an officer of the Corporation as being true and complete and in effect on the date hereof ;

                  (c) resolutions of the Board of Directors of the Corporation adopted at meetings on May 2, 1997, August 1, 1997 and November 14, 1997, authorizing the establishment of the Funds and the issuance of the Shares;

                  (d) the Post-Effective Amendments; and

                  (e) a certificate of an officer of the Corporation as to certain factual matters relevant to this opinion.

                  Our opinion below is limited to the federal law of the United States of America and the Maryland General Corporation Law. We are not licensed to practice law in the State of Maryland, and we have based our opinion below solely on our review of the Maryland General Corporation Law and the case law interpreting such Law as reported in Annotated Laws of Maryland. We have not undertaken a review of other Maryland law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the Maryland General Corporation Law as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

                  Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Corporation's Prospectuses included in the Post- Effective Amendments and in accordance with the Articles of Incorporation,
(ii) all consideration for the Shares will be actually received by the Corporation, and (iii) all applicable securities laws will be complied with, it is our opinion that, when issued and sold by the Corporation, the Shares will be legally issued, fully paid and nonassessable.

                  This opinion is rendered to you in connection with the Post-Effective Amendments and is solely for your benefit. This opinion may not be relied upon by you for any
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Fremont Mutual Funds, Inc.
February 27, 1998
Page 3


other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

                  We hereby consent to (i) the reference to our firm as Legal Counsel in the Prospectus included in the Post-Effective Amendments, and (ii) the filing of this opinion as an exhibit to a Post-Effective Amendment.


                                   Very truly yours,


                                   /s/ PAUL, HASTINGS, JANOFSKY & WALKER, LLP